Exhibit 10.2
LOAN AGREEMENT
DATED AS OF FEBRUARY 11, 1999
BY AND AMONG
VENTURE INVESTORS EARLY STAGE FUND II LIMITED PARTNERSHIP
AND
TOMOTHERAPY INCORPORATED

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Collateral Assignment
Exhibit C	Form of Guaranty
Exhibit D	Form of Nondisclosure, Noncompetition and Assignment Agreement
Exhibit E	Form of Revolving Note
Exhibit F	Form of Security Agreement
Exhibit G	Term Sheet for Investment in Preferred Shares
Exhibit H	Form of Warrant

SCHEDULES:

Schedule 3.2	Opinion of Counsel
Schedule 3.5	Amendments to Articles of Incorporation
Schedule 4.2	Articles of Incorporation and Bylaws
Schedule 4.3(a)	Issued and Outstanding Stock
Schedule 4.3(b)	Outstanding Subscriptions, Options, Warrants or Other Rights, Restrictions or Agreements
Schedule 4.4	Subsidiaries or Other Investments
Schedule 4.6	Financial Statements
Schedule 4.6(a)	Disclosures to Financial Statements
Schedule 4.8	Intellectual Property
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Contracts
Schedule 6.5	Shareholder-Employees’ Salaries

LOAN AGREEMENT
     This LOAN AGREEMENT, dated as of February 11, 1999 (this “Agreement”), is by and among Venture Investors Early Stage Fund II Limited Partnership, a Wisconsin limited partnership (the “Lender”), and TomoTherapy Incorporated, a Wisconsin corporation (the “Company”).
RECITALS
     WHEREAS, the Lender desires to lend to the Company, upon the terms and subject to the conditions set forth herein, up to $250,000;
     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     1.1 Definitions. As used in the Loan Documents, the following terms have the following meanings:
     “Affiliate” of a Person shall mean any Person (other than a wholly owned Subsidiary) directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns ten percent or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.
     “Agreement” shall mean this Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Borrowing Date” shall have the meaning assigned in Section 2.1(e).
     “Borrowing Request” shall mean borrowing request for Revolving Loans, substantially in the form of Exhibit A hereto.
     “Business Day” shall mean a day other than a Saturday or Sunday on which banks are open for business in Madison, Wisconsin.

     “Capitalized Lease Obligations” shall mean, for any period, the aggregate discounted present value of the obligations of the Company as lessee under any lease of Property which would properly be classified as a capitalized lease in the Financial Statements of the Company.
     “Closing Date” shall mean February 16, 1999, or such other date as may be agreed upon by the Company and the Lender; provided that all conditions set forth in Article III must be satisfied on the Closing Date..
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean all of Company’s Property granted to the Lender as collateral under the Loan Documents.
     “Collateral Assignment” shall mean the collateral assignment of contract rights of even date herewith from the Company to the Lender, substantially in the form of Exhibit B hereto, pursuant to which the Company assigns its rights under the WARF License Agreement, as amended, supplemented or modified from time to time.
     “Common Shares” shall mean shares of the Company’s common stock, par value $0.01 per share.
     “Company” shall have the meaning set forth in the first paragraph to this Agreement.
     “Conversion Gain” shall have the meaning assigned in Section 8.4(c).
     “Conversion Shares” shall have the meaning assigned in Section 8.4(a).
     “Default” shall mean an event which with the giving of notice or the passage of time or both would constitute an Event of Default.
     “Default Rate” shall have the meaning assigned in Section 2.1(c).
     “Employee Plan” shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company and covered by Title IV of ERISA, including, without limitation, any “multiemployer plan” as defined in ERISA.
     “Environmental Law” shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal or other handling or release of any hazardous substance, including without limitation, any pollutant, contaminant, waste or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB’s, air pollutants, water pollutants, and other substances defined as hazardous substances or toxic substances in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended,

42 U.S.C. ‘ 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. ‘ 1802, the Resource Conservation and Recovery Act, 42 U.S.C. ‘ 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. ‘ 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. ‘ 3251 et seq., the Clean Air Act, 42 U.S.C. ‘ 1857 et seq., the Clean Water Act, 33 U.S.C. ‘ 1251 et seq, Chapter 144 of the Wisconsin Statutes, or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, the State of Wisconsin and the Dane County Department of Health.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.
     “Event of Default” shall have the meaning assigned in Section 7.1.
     “Exit Period” shall have the meaning assigned in Section 8.4(d).
     “Exit Period Rights” shall have the meaning assigned in Section 8.4(b).
     “Financial Statements” shall mean, for any Person, the balance sheet, the statement of income, the statement of cash flows, and the statement of shareholders’ equity, and all notes and schedules thereto, prepared on a consolidated basis, in accordance with GAAP.
     “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations, and cash flows of the Company.
     “Government Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.
     “Guaranty” shall mean the guaranty of payment of even date herewith made by each of the Principals in favor of the Lender, substantially in the form of Exhibit C hereto, as amended, restated, supplemented or otherwise extended from time to time.
     “Indebtedness” shall mean all: (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company is liable, primarily, contingently or otherwise, as obligor, guarantor or otherwise; (c) any commitment by which the Company assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness and other obligations arising under acceptance facilities and the face amount of all letters of credit issued for the account of the Company;

(f) indebtedness guarantied in any manner by the Company, including without limitation guaranties in the form of an agreement to repurchase or reimburse; (g) Capitalized Lease Obligations, for which obligations the Company is liable, primarily, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (h) any unfunded obligation of the Company to an Employee Plan; (i) all Liabilities secured by any Lien on any Property owned by the Company whether or not the Company has assumed or otherwise become liable for the payment thereof; and (j) indebtedness or other obligations arising under interest-rate swap agreements and other interest-rate hedging arrangements.
     “Institutional Investor” means a partnership, corporation, limited liability company, firm, enterprise, business trust, joint stock company or trust organized for the primary purpose of making venture capital investments and which is managed on a full-time basis by professional investors.
     “Intellectual Property” shall have the meaning assigned in Section 4.8.
     “Lender” shall have the meaning assigned in the first paragraph of this Agreement.
     “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to be come due), including, without limitation, any guaranties of Indebtedness, liabilities or other obligations.
     “Liens” shall mean any mortgage, pledge, lien, encumbrance, charge or other security interest of any kind.
     “Loan Documents” shall mean the Revolving Note, the Security Agreement, the Collateral Assignment, the Guaranty, the UCC Financing Statements, the Warrants, and all other certificates, resolutions, or other documents required or contemplated hereunder.
     “Mandatory Conversion” shall have the meaning assigned in Section 8.1.
     “Material Adverse Effect” shall mean (a) a Default, (b) a material adverse change in the business, prospects or condition (financial or otherwise) of the Company or in any Property, (c) the termination of the WARF License Agreement, (d) any material impairment of the right to carry on the business as now or proposed to be conducted by the Company, or (e) any material impairment of the ability of the Company to perform its obligations under this Agreement or the other Loan Documents.
     “Maturity Date” shall mean December 31, 1999, or such earlier date on which the Revolving Loan Commitment is terminated and the Revolving Note shall mature and become fully due and payable as provided in Section 7.3.

     “Maximum Available Commitment” shall mean an amount equal to the excess (if any) of (a) the Revolving Loan Commitment minus (b) the aggregate unpaid principal amount outstanding of all Revolving Loans made by the Lender.
     “Nondisclosure, Noncompetition and Assignment Agreement” shall mean the Nondisclosure, Noncompetition and Assignment Agreement of even date herewith between the Company and each of the Principals, substantially in the form of Exhibit D hereto, as amended, restated, supplemented or otherwise modified from time to time.
     “Obligations” shall mean the Revolving Loans, including all accrued interest thereon, and all other obligations and liabilities of the Company to the Lender, including without limitation, all Indebtedness whether primary, secondary, direct, contingent, fixed, or otherwise, whether now and/or hereafter owing, due, or payable, and whether arising under this Agreement, the Loan Documents, by operation of law or otherwise.
     “Participation Amount” shall have the meaning assigned in Section 8.2.
     “Participation Financing” shall have the meaning assigned in Section 8.2.
     “Participation Notice” shall have the meaning assigned in Section 8.2.
     “Participation Right” shall have the meaning assigned in Section 8.2.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Permitted Liens” shall mean: (a) Liens imposed by law and incurred in the ordinary course of the Company’s business for Indebtedness not yet due to carriers, warehousemen, laborers, or materialmen and the like; and (b) Liens in respect of pledges or deposits under worker’s compensation laws or similar legislation; and (c) Liens for property taxes, assessments or governmental charges not yet subject to penalties for nonpayment.
     “Person” shall mean an individual, partnership, corporation, limited liability company, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.
     “Preferred Shares” shall mean shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share.
     “Principals” shall mean, collectively, Dr. Thomas Rockwell Mackie and Paul J. Reckwerdt.
     “Property” shall mean any interest of the Company of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.
     “Regulatory Change” shall mean the adoption or amendment, after the date of this Agreement, of any federal or state law, regulation, interpretation, direction, policy, guideline or court decision applicable to the Lender which increases the cost to the Lender of making or maintaining the Revolving Loans or reduces the rate of return to the Lender (by reduction of principal, interest or otherwise) on the Revolving Loans by subjecting the Lender to any tax, duty or other charge with respect to the Revolving Loans, imposing any reserve requirement, affecting the treatment of the Revolving Loans for purposes of calculating the appropriate amount of capital to be maintained by the Lender or any Person controlling the Lender, or imposing on the Lender any other condition affecting the Revolving Loans.
     “Requirements of Law” shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.
     “Restricted Payments” shall mean: (a) dividends or other distributions by the Company based upon the stock of the Company (except dividends payable solely in stock of the Company); (b) purchases, redemptions or other acquisitions, direct or indirect, by the Company, of stock of the Company, whether now or hereafter outstanding; (c) any other distribution by the Company in respect of stock of the Company, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise; and (d) payment of management fees by the Company to any Affiliate, either directly or indirectly, whether in cash or property or otherwise.
     “Revolving Loan Commitment” shall mean an aggregate principal amount not to exceed $250,000.
     “Revolving Loan Request” shall have the meaning assigned in Section 2.1(e).
     “Revolving Loans” shall have the meaning assigned in Section 2.1(a).
     “Revolving Note” shall mean the promissory note from the Company to the Lender, substantially in the form of Exhibit E hereto, evidencing the Revolving Loans, as amended, restated, supplemented or otherwise modified from time to time.
     “Right(s)” shall have the meaning assigned in Section 8.4(a).
     “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute, together with the rules and regulations thereunder, in each case as in effect from time to time.

     “Security Agreement” shall mean the security agreement of even date herewith between the Company and the Lender, substantially in the form of Exhibit F hereto, pursuant to which the Company grants a Lien to the Lender in substantially all of the Company’s Property, as amended, restated, supplemented or otherwise modified from time to time.
     “Share Price Rights” shall have the meaning assigned in Section 8.4(b).
     “Subsidiary” shall mean, as to any Person, a corporation of which shares of stock having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
     “Term Sheet” shall mean that certain Term Sheet dated as of November 11, 1998, between the Lender and the Company, a copy of which is attached hereto as Exhibit G.
     “Transaction Documents” shall mean the Loan Documents and the Nondisclosure, Noncompetition and Assignment Agreements.
     “Triggering Event” shall have the meaning assigned in Section 8.4(a).
     “UCC” shall mean the Uniform Commercial Code of the State of Wisconsin, as amended from time to time.
     “UCC Financing Statements” shall mean that certain UCC-1 financing statement and that certain UCC-3 financing statement executed by the Company, as debtor, in favor of the Lender, as secured party, describing the Collateral.
     “Underlying Shares” shall mean, collectively, the Preferred Shares issuable upon conversion of the Revolving Loans as provided in Article VIII and the Common Shares issuable upon conversion of the Preferred Shares.
     “Warrant” shall mean that certain Preferred Shares Purchase Warrant of even date herewith issued by the Company to the Lender, substantially in the form of Exhibit H hereto, providing Lender with the right to purchase Preferred Shares on the terms and for the price therein contained.
     “WARF License Agreement” shall mean that certain License Agreement dated as of February [___], 1999 between the Company and the Wisconsin Alumni Research Foundation, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Year 2000 Problem” shall have the meaning assigned in Section 4.19.
     1.2 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Government Authority, Persons succeeding to the relevant functions of such Person).
     1.3 Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP, and all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein unless the context otherwise requires.
ARTICLE II
AMOUNTS AND TERMS OF CREDIT
     2.1 Revolving Loans.
          (a) Amount. Prior to the Maturity Date and so long as no Event of Default has occurred and is continuing, or would be created thereby, the Lender agrees on the terms and conditions set forth in this Agreement to extend to the Company revolving credit loans (the “Revolving Loans”) from time to time in amounts not to exceed the Revolving Loan Commitment at any one time outstanding. The Revolving Loans made by the Lender shall be evidenced by the Revolving Note.
          (b) Interest Rate Prior to an Event of Default. Prior to the Maturity Date, and so long as no Event of Default has occurred and is continuing, interest shall accrue on the aggregate unpaid principal amount outstanding under the Revolving Note at a rate per annum equal to eight percent (8%). Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days.
          (c) Interest Rate After an Event of Default. After an Event of Default and so long as the same is continuing, interest shall accrue on the aggregate unpaid principal amount outstanding under the Revolving Note at a rate per annum equal to five percent (5.0%) in excess of the rate otherwise applicable under Section 2.1(b) (the “Default Rate”). In no event shall the interest rate under the Revolving Note exceed the highest rate permitted by law.
          (d) Payments. All outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable on the Maturity Date, and may be prepaid in whole or in part at any time prior to the Maturity Date without penalty. All amounts paid shall be applied first to outstanding interest and the balance to principal.

          (e) Disbursement of Revolving Loans. The Company may obtain Revolving Loans by making a request (the “Revolving Loan Request”) therefor to the Lender, orally or in writing. The Revolving Loan Request shall specify a Business Day prior to the Maturity Date on which such Revolving Loans are to be made (the “Borrowing Date”), shall be received by the Lender by 12:00 Noon (Madison, Wisconsin time) of the Borrowing Date, and shall specify the amount of the Revolving Loans requested; provided, however, that within three (3) days after any oral request for a Revolving Loan, the Lender shall receive from the Company a written confirmation in form acceptable to the Lender confirming the Revolving Loan Request, and the Lender’s obligation to make further Revolving Loans hereunder shall be suspended until such confirmation has been received by the Lender. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. The Company shall be obligated to repay all Revolving Loans notwithstanding the failure of the Lender to receive written confirmation, and notwithstanding the fact that the person requesting the Revolving Loan was not in fact authorized to do so. No Revolving Loan Request shall be modified, altered or amended without the prior written consent of the Lender. Each Revolving Loan shall be in the principal amount equal to or greater than Twenty-Five Thousand Dollars ($25,000); provided, that the aggregate amount of all Revolving Loans shall not exceed the Maximum Available Commitment.
     2.2 Effect of Regulatory Change. In the event of a Regulatory Change deemed by the Lender in good faith to be material, the Company shall pay to the Lender (within ten (10) days after notice by the Lender to the Company of such Regulatory Change) such amounts as the Lender deems reasonably necessary to compensate the Lender for the increase in the cost of making or maintaining the Revolving Loans or the reduction in the rate of return to the Lender on the Revolving Loans resulting from the Regulatory Change.
ARTICLE III
CONDITIONS TO CLOSING
     In addition to the terms and conditions otherwise contained herein, the obligation of the Lender to extend credit hereunder is conditional on the Lender receiving and the Company covenants and agrees to deliver, prior to the Closing Date, each of the following items in form, detail and content satisfactory to the Lender:
     3.1 Loan Documents. The Lender shall have received the following Loan Documents:
          (a) the executed Revolving Note;
          (b) the executed Security Agreement;
          (c) the executed Guaranty;
          (d) the executed UCC Financing Statements;

          (e) the executed Collateral Assignment; and
          (f) the executed Warrant.
     3.2 Opinion of Counsel. The Lender shall have received from counsel for the Company a favorable opinion addressed to the Lender dated the Closing Date and incorporating all those matters set forth in the form attached hereto and incorporated by reference as Schedule 3.2.
     3.3 Company Officers’ Certificate. The Company shall have delivered to the Lender a certificate signed by the Company’s president and secretary that:
          (a) as of the Closing Date, there does not exist any state of facts which would constitute an Event of Default as defined in Article VII or would, with notice or lapse of time as provided herein, or both, constitute such an Event of Default;
          (b) all representations and warranties contained in Article IV are true and correct as of the Closing Date;
          (c) the Company is in compliance with all of the affirmative and negative covenants set forth in Article V and Article VI; and
          (d) all conditions set forth in Article III to be performed by the Company have been satisfied.
     3.4 Corporate Resolutions. A certified copy of the resolutions adopted by the shareholders and/or Board of Directors of the Company:
          (a) amending the Company’s Articles of Incorporation to create a class of Preferred Shares; and
          (b) authorizing and approving (i) this Agreement, (ii) the other Transaction Documents and (iii) the transactions contemplated hereby and thereby shall have been delivered to the Lender.
     3.5 Amendments to Articles of Incorporation. The Company shall have filed with the Department of Financial Institutions of the State of Wisconsin an Amended and Restated Articles of Incorporation creating the Preferred Shares as set forth on Schedule 3.5.
     3.6 Proceedings and Documents. All proceedings to be taken prior to or on the Closing Date in connection with the transactions contemplated by this Agreement shall have been consummated, and all documents, schedules, exhibits, opinions and certificates related thereto shall each be satisfactory in form and substance to the Lender, and the Lender shall have received copies of all such documents which the Lender reasonably has requested in connection with said transactions.
     3.7 Life Insurance Policies. The Company shall have delivered to the Lender copies of each life insurance policy described in Section 5.4 (or, if any such policy has not been issued, a copy of a commitment for the issuance of same), and a duly executed assignment thereof by the Company to the Lender (in form and substance reasonably satisfactory to it). Life insurance shall be held for the mutual benefit of the Company and the Lender and may be used to pay all Obligations if the Lender so decides. If the Lender decides to use payment under the life insurance policies to satisfy the Obligations, the Obligations (including the Revolving Loans) shall be considered paid in full to the extent of such life insurance proceeds.
     3.8 Organization, Good Standing and Authority. The Company shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and shall have all requisite corporate power and authority to conduct its business as it is now conducted, to enter into and carry out the provisions of this Agreement and the other Loan Documents and to perform its obligations hereunder and thereunder. Copies of the Company’s Articles of Incorporation (including all amendments) and certificates of status of recent date, both certified by the Department of Financial Institutions of the State of Wisconsin, and a copy of the respective Bylaws of the Company (including all amendments) and a copy of the stock ledger of the Company, certified by the secretary of the Company, shall have been delivered to the Lender. The Company shall have complied with and shall not be in violation of any term or provision of its Articles of Incorporation and Bylaws. The Company shall be qualified to do business as a foreign corporation in all jurisdictions where the conduct of its business or the nature of its activities requires such qualification and where the failure to qualify would have a Material Adverse Effect.
     3.9 Financial Statements; Budget; Projections. The Company shall have delivered to the Lender: (a) unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of the fiscal year ended December 31, 1998; (b) a detailed budget for the fiscal year ended December 31, 1999; (c) detailed monthly projections for the fiscal year ended December 31, 1999; and (d) detailed quarterly projections for the fiscal year ended December 31, 2000.
     3.10 Securities Law Matters; Investment Representations. The Company shall not be in violation of any provision of federal or state securities laws applicable to this transaction.
     3.11 No Litigation. There shall be no action, proceeding or investigation pending or, to the knowledge of the Company, threatened which might result in any Material Adverse Effect.
     3.12 Consents. There shall have been secured from each governmental or regulatory agency having jurisdiction over the transactions described herein, and from each person whose consent to the transactions described herein is required, all consents, approvals and permits as shall be necessary or, in the opinion of counsel for the Lender, appropriate, for the consummation of the transactions described herein.
     3.13 UCC Search. The Company shall have delivered to the Lender a UCC search, prepared by a reputable title company acceptable to the Lender, of the records of the Dane County Register of Deeds, the Department of Financial Institutions of the State of Wisconsin and the filing offices of any other jurisdiction in which the Company has substantial assets, properties, inventories or business operations, disclosing that all personal property, equipment and fixtures of the Company are free and clear of all Liens (except Permitted Liens).
     3.14 No Material Adverse Effect. There shall not be in existence any event, including any judicial or administrative proceeding which, in the opinion of the Lender, would have a Material Adverse Effect.
     3.15 Representations and Warranties. All representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date.
     3.16 Nondisclosure, Noncompetition and Assignment Agreement. Each of the Principals and other employees of the Company shall have entered into a Nondisclosure, Noncompetition and Assignment Agreement.
     3.17 WARF License Agreement. The Company shall have entered into the WARF License Agreement on terms and conditions satisfactory to the Lender.
     3.18 Subsequent Revolving Loans. In addition to the terms and conditions otherwise contained herein, the obligation of the Lender to make or incur subsequent Revolving Loans is subject to the satisfaction, on the date of making or incurring each such Revolving Loan, of the following conditions:
          (a) All of the representations, warranties and acknowledgments of the Company contained in this Agreement and the Loan Documents shall be true and accurate as if made on such date, and each request by the Company for credit shall constitute an affirmation by the Company that such representations, warranties and acknowledgements are then true and accurate;
          (b) There shall not exist on such date any Default or Event of Default and no Default or Event of Default shall occur as the result of the making or incurring of such credit;
          (c) The aggregate principal amount of all Revolving Loans outstanding, together with the amount of any Revolving Loan requested shall not exceed the Revolving Loan Commitment;

          (d) The Lender shall have received executed loan requests for all Revolving Loans previously requested by the Company and the matters certified therein and herein shall have been true, correct and complete on the date thereof and shall continue to be true and correct on the date of the requested Revolving Loans or other credit; and
          (e) Each of the Transaction Documents shall remain in full force and effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lender to execute and deliver this Agreement and the Loan Documents, the Company represents, warrants and covenants, as of the date hereof and as of the Closing Date and each Borrowing Date, that each of the representations and warranties contained herein is and shall be true, complete and correct and acknowledges that each representation and warranty is independently material to, and relied upon by, the Lender:
     4.1 Existence and Rights. The Company is a corporation duly organized and existing under the laws of the State of Wisconsin, without limit as to the duration of its existence. The Company has all corporate powers, authority and rights to own its properties, and, to the best of the Company’s knowledge, the licenses, franchises and rights to carry on its business; and is now, and will from time to time hereafter promptly become and remain, duly qualified and in good standing in each State or other jurisdiction in which the character of the properties owned by it therein or the conduct of its present or proposed business makes such qualification necessary. The Company has all corporate power and authority to enter into and perform this Agreement and the other Transaction Documents. The Company has all corporate power and authority to issue the Preferred Shares upon conversion of the Revolving Loans or pursuant to an investment specified in Article VIII. The Company has all corporate power and authority to issue the Common Shares upon conversion of the Preferred Shares.
     4.2 Agreement Authorized. Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the performance by the Company of its obligations hereunder or thereunder, is in contravention of, or in conflict with, any law or regulation or any term or provision of the Company’s Articles of Incorporation or Bylaws, true, correct and complete copies of which are attached hereto as Schedule 4.2, and this Agreement and the other Transaction Documents have been duly authorized and do not require the consent or approval of any Government Body. All corporate action and all necessary approvals and consents for the due execution and delivery of this Agreement and the other Transaction Documents, and the performance of all other transactions contemplated hereby and thereby, have been duly and validly obtained or taken. No right of the Company is illegally impaired or infringed upon by its execution and/or performance of this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents have been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, insolvency and other laws which limit or qualify the rights of creditors generally, and to the availability of specific performance, injunctive relief or other equitable remedies.
     4.3 Capitalization.
          (a) The entire authorized, issued and outstanding capital stock of the Company is as set forth on Schedule 4.3(a). The issued and outstanding stock is owned by the Persons identified in Schedule 4.3(a) in the amounts shown therein. All rights to acquire stock in the Company presently existing, including but not limited to, the conversion of promissory notes or other indebtedness or receipt of stock in exchange for royalty, compensation or other payments are set forth on Schedule 4.3(a). All of the outstanding Company’s capital stock is duly and validly issued, fully paid and nonassessable (subject to ‘ 180.0622 of the Wisconsin Statutes) and in compliance with all applicable state and federal securities laws concerning the issuance of securities. All of the Underlying Shares issuable upon conversion of the Revolving Loans or the Preferred Shares, as applicable, have been duly and validly reserved for issuance and, when issued upon conversion of the Revolving Loans or Preferred Shares, as applicable, will be duly and validly issued, fully paid and nonassessable (subject to ‘ 180.0622 of the Wisconsin Statutes).
          (b) Except as described in Schedule 4.3(b), the Company does not have any outstanding subscriptions, options, warrants or other rights, restrictions or agreements pertaining to the issuance, purchase, transfer, or registration of any shares of the Company’s capital stock, or any securities convertible into or exchangeable for any shares of Company’s capital stock, or any understandings or commitments of any kind except as contemplated by this Agreement or the other Loan Documents.
     4.4 Subsidiaries, Other Investments. Except as described in Schedule 4.4, the Company does not have any Subsidiaries or other investments in any other Person.
     4.5 Litigation. There is no litigation or other proceeding pending or, to the Company’s knowledge, threatened against or affecting the Company, and the Company is not in default with respect to any order, writ, judgment, decree or demand of any court or other governmental or regulatory authority.
     4.6 Financial Statements. Except as disclosed on Schedule 4.6(a), the financial statements of the Company delivered to the Lender pursuant to Section 3.9 and attached hereto as Schedule 4.6 were prepared in accordance with GAAP and fairly present the financial condition of the Company as of the dates indicated therein. Since December 31, 1998, there has not been:
          (a) any Material Adverse Effect;
          (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or earnings prospects of the Company; or

          (c) except for the transactions contemplated by this Agreement, any transaction outside the ordinary course of the Company’s business.
     4.7 Title to Properties. The Company owns and has good marketable title to all of its material Property reflected on the balance sheets referred to in Sections 3.9 and 4.6. The Property is not subject to any mortgage, pledge, lien, conditional sales agreement, easement, encumbrance or charge except for Permitted Liens.
     4.8 Intellectual Property. Schedule 4.8 lists all of the:
          (a) patents and patent applications;
          (b) trademarks, trade names and applications therefor and service marks; and
          (c) licenses and franchises
currently used or employed or proposed to be used or employed by the Company (the “Intellectual Property”). The Company owns (or has valid and enforceable rights to use) all of the Intellectual Property listed on Schedule 4.8. Schedule 4.8 includes copies of all legal opinions rendered to the Company pertaining to the patentability of the Intellectual Property and a summary of all material comments, inquiries or objections from any filing agency which have been received by the Company. Schedule 4.8 lists for each item of Intellectual Property which the Company has, or intends to file a patent application, the location of each foreign, federal or state agency or office where the Company has or intends to file such an application and, if applicable, the registration number and the date of registration. Except as otherwise described on Schedule 4.8, the Company is the sole owner of all right, title and interest in the Intellectual Property which it purports to own and, with respect to Intellectual Property licensed by the Company, the Company has valid, binding and enforceable rights to use such Intellectual Property. There are no interference, opposition or cancellation proceedings pending or, to the knowledge of the Company, threatened against the Company or the Intellectual Property. To the best knowledge of the Company, the use of the Intellectual Property and of any trade secrets, secret processes, inventions, processes or formulas used or employed by the Company does not infringe upon the rights of any Person. In the event that it is determined that access to other intellectual property not already owned by or licensed to the Company is needed for the Company’s business, the Company will make reasonable good faith efforts to acquire such intellectual property. No claim, suit or action is pending or, to the Company’s knowledge, threatened alleging that the Company is infringing upon the intellectual property rights of others. Except by virtue of the ownership of Company’s capital stock, no shareholder, director, officer or employee of the Company owns, or claims to own, directly or indirectly, in whole or in part, any Intellectual Property.
     4.9 No Undisclosed Liabilities. The Company does not have any Liabilities except those reflected or reserved against on the Financial Statements delivered to the Lender or described in Schedule 4.9.

     4.10 Contracts. The Company does not have any existing contracts, purchase orders, service agreements, commission arrangements, loan agreements, leases or other contractual obligations whatsoever which either (i) extend beyond June 30, 1999, or (ii) involve total payments or expenditures to any single person of more than Five Thousand Dollars ($5,000) on any single contract, except for those terminable by the Company without cost or penalty upon thirty (30) days notice, or except as are listed on Schedule 4.10.
     Except as described in Schedule 4.10, the Company does not have, nor is it a party to, any:
          (a) employment or other contracts with employees, consultants or similar individuals or entities;
          (b) pension, profit or similar employee benefit plans, including but not limited to, employee pension benefits plans and employee welfare benefit plans as defined in sections 3(2) and 3(1) of ERISA;
          (c) outstanding loans or borrowing contracts, indentures, mortgages or leases under which the Company is obligated; and
          (d) contract or agreement, including a joint venture or joint development agreement with another party that relates to the Company’s research or product development activities.
     4.11 Compliance with Other Instruments, Laws, Etc. The Company is not in violation of its Articles of Incorporation or Bylaws, as amended; and is not in violation of any applicable law, statute or regulation of any federal, state, municipal or other governmental or quasi-governmental agency, board, bureau or body relating to the conduct of its business and maintenance, ownership or operation of its properties, or in violation or default with respect to any order, license, regulation or demand of any governmental agency, or in default under any indenture, mortgage, lease, agreement or other instrument under which the Company is obligated. Neither the execution nor the delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms hereof or thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument or Lien under which the Company is bound or obligated.
     4.12 Securities Laws. The making of the Revolving Loans and the issuance of the Underlying Shares upon conversion of the Revolving Loans and the Preferred Shares will be exempt from the requirement of registration under the Securities Act and state “Blue Sky” laws, and such Securities Act and “Blue Sky” laws will not be violated by the Company by the execution of this Agreement or the consummation of the transactions contemplated hereby.
     4.13 Use of Proceeds. The proceeds from the Revolving Loans will be used for the Company’s general corporate purposes as set forth in the budget described in Section 3.9.

     4.14 Brokers. The Company is not liable for any finders’ fees, brokerage fees or similar fees or expenses in connection with entering into the transactions contemplated by this Agreement or other Transaction Documents.
     4.15 Taxes. The Company has filed or caused to be filed all tax returns which are required to be filed by it and has paid and discharged all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal or mixed; and no tax Liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges.
     4.16 Insurance. The respective assets of the Company are adequately insured against all such liabilities, hazards and risks, and in at least such amounts as are usually carried by Persons engaged in the same line of business (in the case of property casualty insurance, at least replacement cost). All premiums on policies due to date have been paid, and no notice has been received, nor has the Company any reason to believe, that any such insurance will be canceled or not renewed.
     4.17 Federal Reserve Regulations. The Company will not, directly or indirectly, use the proceeds from the Revolving Loans for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulations G, U, T or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 221 and 224, as amended), or otherwise take or permit any action which would involve a violation of any regulation of the Board of Governors of the Federal Reserve System.
     4.18 Investment Company Act: Public Utility Holding Company Act. The Company is not: (a) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended; or (b) a “holding company” or a “subsidiary” of a “holding company” or an “affiliate of a “holding company” or a “subsidiary” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     4.19 Year 2000 Problem. The Company has (a) initiated a review and assessment of all areas within its business and operations (including, to the best information and knowledge of the Company, those affected by suppliers and vendors) that could be adversely affected by the “Year 2000 Problem” (that is, the risk that computer applications used by the Company (or to the best information and knowledge of the Company, suppliers and vendors of the Company) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis and (c) to date, implemented that plan generally in accordance with that timetable. The Company reasonably believes that all computer applications (including to the best information and knowledge of the Company, those of suppliers and vendors of the Company) that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000

(that is, be Year 2000 compliant), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
     4.20 Survival of Representations and Warranties. All representations and warranties contained herein or made by or on behalf of the Company in writing in connection with the transactions contemplated herein, for purposes of Article VII of this Agreement and Lender’s rights and remedies thereunder (whether for establishing damages caused by such Event of Default or exercising the right of optional redemption), shall survive the consummation of the transactions contemplated hereby and continue in effect at all times while any of the Revolving Loans are outstanding or the Lender holds any Capital Stock. All statements contained in any certificate or other instrument or schedule attached hereto or delivered by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated herein, shall constitute representations and warranties by the Company hereunder. The foregoing representations and warranties do not contain any materially untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.
ARTICLE V
AFFIRMATIVE COVENANTS
     In order to induce the Lender to execute this Agreement, the Company covenants and agrees that from the Closing Date, and so long as the Revolving Loans are outstanding, it will comply, unless the Lender shall otherwise consent in writing, with the following provisions:
     5.1 Taxes. The Company shall promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal or mixed; provided, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment, charge or levy if the same shall not at the time be due and payable or if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established adequate reserves on its books with respect to such tax, assessment, charge or levy; provided further, however, that the Company will pay all such taxes, assessments, charges or levies forthwith whenever, as the result of proceedings to foreclose any Lien which attached as security therefor, foreclosure on such Lien appears imminent, or (at the election of the Company) will obtain a surety bond or take such other steps as will prevent such foreclosure.
     5.2 Maintain Corporate Existence and Rights. The Company shall maintain and preserve its corporate existence and such rights, franchises, and qualifications to do business and other authorities as are adequate to the conduct of its business and ownership of its properties, if the failure to maintain and preserve such rights, franchises and qualifications would have a Material Adverse Effect.
     5.3 Insurance. The Company shall maintain such insurance against liabilities, hazards and risk, and in at least such amounts (at least replacement cost), as are usually carried by persons engaged in the same or similar businesses. All such insurance shall be effected under valid and enforceable policies issued by insurers of recognized responsibility, except that the Company may effect worker’s compensation or similar insurance in respect of operations in any state or other jurisdictions through an insurance fund operated by such state or other jurisdiction.
     5.4 Life Insurance. The Company shall maintain in effect at all times life insurance on each of the Principals in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000).
     5.5 Financial Reports. The following financial reports shall be provided to the Lender:
          (a) Within twenty (20) days after the end of each month, unaudited consolidated and consolidating financial statements (including balance sheet, statement of cash flow, income statement, and statement of shareholders’ equity) of the Company for such fiscal quarter and for the then current fiscal year to date, all in reasonable detail as requested by the Lender prepared in accordance with generally accepted accounting principles consistently applied.
          (b) Within ninety (90) days after the last day of each fiscal year of the Company, unaudited consolidated and consolidating financial statements (including a balance sheet, income statement, statement of cash flows and a statement of shareholders’ equity) of the Company for such year, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by the independent public accountants regularly employed by the Company.
          (c) With each delivery of the financial statements required by Section 5.5(a) and (b), above, an officer’s certificate executed by the President of the Company stating that the President has no knowledge, after due investigation and inquiry, of the existence of any condition or event which constitutes an Event of Default hereunder or which after notice or lapse of time or both, would constitute an Event of Default hereunder; or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.
          (d) The Lender’s representatives shall have a right at any time to ask questions of and receive answers from the Company’s independent accountants and auditors with respect to the Company’s business, operations, properties, financial and other conditions, and the Company shall waive any confidentiality requirements applicable to such accountants or auditors as necessary to fulfill this covenant.
     5.6 Inspection and Samples. The Lender shall have the right to visit and inspect any of the properties, books and records of the Company (and to make copies and take extracts therefrom) and to discuss the Company’s business, operations, properties, financial and other conditions with its directors and officers at such reasonable times and intervals as the Lender may desire. After the occurrence of an Event of Default, the Company shall pay all expenses of inspection and audit incurred by the Lender. All information, copies and extracts made or received by the Lender during any such visit, inspection or discussion shall be held in confidence and, in the case of copies and extracts, shall be returned to the Company upon its request at any time after the Lender has sold the Shares acquired by it pursuant to this Agreement; provided, however, that the obligation of confidentiality contained in this sentence shall not apply if, after the occurrence of an Event of Default, the use and/or disclosure of any information, copies or extracts made or received by the Lender shall be necessary or advisable, in the Lender’s discretion, to enforce its rights as provided herein.
     5.7 Maintain Properties. The Company shall keep its properties in reasonable repair, working order and condition, and from time to time make all prudent, needful or proper repairs, replacements, extensions, additional betterments and improvements thereto, so that the respective businesses carried on by the Company may be properly conducted at all times in accordance with sound business management. The Company shall take all reasonable and prudent action to maintain the proprietary, protectable nature of its Intellectual Property and, specifically, shall require all employees and consultants to execute agreements substantially identical to the Nondisclosure, Noncompetition and Assignment Agreements.
     5.8 Disclosures.
          (a) The Company shall give immediate written notice, and include copies thereof, to the Lender of (i) any letters, notices or writings received by the Company alleging default or demanding payment from third-party lenders or (ii) any suit, action, proceeding or investigation that has been filed or instituted against the Company, or any of its properties, or is threatened against the Company or any of its properties that would cause any representation or warranty of the Company contained in this Agreement or the other Loan Documents to be untrue or which would have a Material Adverse Effect. The Company shall provide the Lender with all details thereof and shall send a copy to the Lender of any answer, response or other communication received or sent by the Company with respect to such matter.
          (b) The Company shall give written notice to the Lender within fifteen (15) days of any event which requires an action or response by the Company which, if not acted upon or responded to, would have a Material Adverse Effect.
          (c) The Company shall immediately disclose to the Lender all substantive offers or inquiries of whatever kind (whether written or oral) which it receives from any person concerning the possible sale, merger or other acquisition of the assets, stock, or business of the Company. The Company shall also immediately disclose to the Lender any offers or inquiries it receives concerning a possible transaction pertaining to any portion of its assets, stock or business, including, but not limited to sale or licensing of any assets or intellectual property, if the transaction involves an amount that is greater than Five Thousand Dollars ($5,000) or ten percent (10%) of the value of the assets of the Company as reflected on its most recent unaudited balance sheet (whichever is lesser) or pertains to marketing or licensing rights of the Company that potentially would involve an employment or consulting contract entered into by a shareholder-employee in which the shareholder-employee and not the Company would be the beneficiary.
          (d) The Company shall provide the Lender with any annual report, proxy statement or other report or communications when and as sent to its shareholders generally.
          (e) The Company shall further provide the Lender such other information respecting the financial condition or operations of the Company as the Lender, may, from time to time, reasonably request.
     5.9 Conduct of Businesses. The Company shall conduct its business in an ordinary manner without voluntary interruption and engage in business of the same general type as now conducted by it and comply with all applicable and material provisions of federal, state and local laws.
     5.10 Tax Returns. The Company shall accurately prepare and file all income tax returns required by law to be filed and promptly provide the Lender with copies of such tax returns.
     5.11 Notice to Shareholders; Attendance at Meetings. At the time any notice, report, written action taken without a meeting, or other communication (written or oral) or document is sent to, or acted upon by, shareholders of the Company in their capacity as shareholders, the Company shall send a copy thereof to the Lender. The Lender shall have the right to attend all meetings of the Company’s shareholders.
     5.12 Notice to Directors; Attendance at Meetings. At the time any notice, report, written action taken without a meeting, or other communication (written or oral) or document is sent to, or acted upon by, directors of the Company in their capacity as shareholders, the Company shall send a copy thereof to the Lender. The Lender shall have the right to attend all meetings of the Company’s board of directors.
     5.13 Compliance with Instruments, Laws, Etc. The Company shall comply with the terms, requirements, restrictions and limitations contained in its Articles of Incorporation and Bylaws, each as amended. The Company also shall so comply with all applicable laws, statutes or regulations of any federal, state, municipal or other governmental or quasi-governmental agency, board, bureau or body materially relating to the conduct of its business and maintenance and operation of its properties, and shall further comply with and perform the material terms, conditions and covenants contained in any mortgage, lease, agreement or other instrument under which the Company obligated.
     5.14 Payment of Certain Expenses. Within thirty (30) days of the submission to the Company of a reimbursement or payment request by the Lender, the Company shall pay directly or reimburse the Lender for reasonable out-of-pocket expenses, including, without limitation, attorney’s fees, accounting fees and travel expenses incurred by the Lender to attend to post-

closing matters to complete the transactions contemplated by this Agreement and the other Loan Documents; to comply with special requests of the Company, e.g., to waive enforcement of remedies by the Lender or to amend this Agreement; to enforce the Lender’s rights upon the occurrence of a potential or actual Event of Default under this Agreement; and expenses related to or arising as a result of the Lender’s investment in the Company.
     5.15 Information Regarding Effect of Financing. Within ten (10) days after the end of each month and at any other time upon the request of the Lender, the Company shall furnish to the Lender information concerning the economic impact of the financing provided by the Lender, including updates relating to the development of the Company’s technology and the Company’s strategic relationships.
     5.16 Section 1202 Capital Gains Treatment. The Company shall take necessary steps to ensure that the Underlying Shares will be “qualified small business stock” as defined in Section 1202 of the Code.
ARTICLE VI
NEGATIVE COVENANTS
     In order to induce the Lender to execute this Agreement, the Company covenants and agrees that from the Closing Date and so long as the Revolving Loans are outstanding, unless the Lender shall otherwise consent in writing, the Company shall not:
     6.1 Restricted Payments. Make any Restricted Payments.
     6.2 Investments, Loans and Advances. Make or have outstanding any loans or advances to, or investments in (through the acquisition of securities or stock or otherwise), any Person except:
          (a) advances in the ordinary course of business to suppliers in respect to the purchase of supplies or equipment;
          (b) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
          (c) investments in obligations of the United States Government or certificates of deposit of banks;
          (d) travel advances to employees in the ordinary course of business; or
          (e) investments in money market funds as may be approved by the Lender.
     6.3 Acquisition or Sale of Business; Merger or Consolidation.

          (a) Purchase or otherwise acquire the stock, shares, or other securities, or a substantial part of all the assets of the business (as a going concern), of any Person;
          (b) Liquidate, dissolve, merge or consolidate, reorganize, recapitalize or otherwise alter its legal status or commence any proceedings therefor; or
          (c) Sell, lease, transfer, or dispose of, in any way (in one or a series of transactions), any personal or real property assets (including patents, trademarks, or license agreements), now owned or hereafter acquired, with a total fair market value in excess of the lesser of Five Thousand Dollars ($5,000) or ten percent (10%) of the value of all the assets of the Company, as such values are reflected on the most recent balance sheet of the Company; provided, that all payments and prepayments of the Obligations shall be permitted.
     6.4 Change Capital Structure. Increase or decrease the kind, class or number of its authorized shares of stock, or vary or alter the preferences, limitations, designations or relative rights of any class or type of stock; or issue, grant or sell, or agree to issue, grant or sell to any Person any stock or securities, or options, warrants or other rights to acquire or that are convertible into stock or other securities of the Company, except (a) options and Common Stock issuable upon the conversion thereof pursuant to the Company’s Incentive Stock Option and Nonqualified Stock Option Plan set forth on Schedule 4.3(b) and (b) to the Lender pursuant to this Agreement and the other Loan Documents pursuant to a Participation Financing; provided that the Company shall give the Lender the requisite notices set forth in Sections 8.1 and 8.2.
     6.5 Shareholder-Employees’ Salaries. Increase the annual salaries of any shareholder-employee of the Company in excess of the amount set forth on Schedule 6.5.
     6.6 Amend, Violate Charter, Etc. Violate or breach any of the provisions of its Articles of Incorporation or Bylaws, or amend same, except as necessary to comply with the terms of this Agreement.
     6.7 Compliance With Securities Laws. Directly or indirectly, sell any shares or other securities of the Company, or otherwise approach or negotiate with any person or entity with respect to any such transaction, except in compliance with applicable federal and state securities laws, including without limitation the registration requirements of the Securities Act.
     6.8 Dealings With Affiliates. Enter into any agreement in which the Company or any Affiliate of the Company has a material beneficial interest, unless such agreement has been approved by the Lender.
     6.9 Management. Allow any management personnel to continue their employment with the Company if they organize or become engaged in any business activity that is in competition with the business of the Company. Except as approved by the Lender, the Company shall not make any change in its officers or present management or make any significant change in its business.

     6.10 Pension and Profit-Sharing Plan or Arrangements. Without the approval of the Lender, establish any employee pension benefit plan, or other pension or profit-sharing plan or arrangement, whereby any part of the profits or earnings of the Company are shared with any person, firm or corporation.
     6.11 Permitted Indebtedness. Create, incur, assume or permit to exist any Indebtedness or Liability, or any guarantee with respect to any such Indebtedness or Liability, except:
          (a) current trade payables;
          (b) rentals under leases for terms of three years or less of real or personal property leased by the Company in the ordinary course of business not exceeding, in the aggregate, Ten Thousand Dollars ($10,000) due in any fiscal year of the Company;
          (c) wages or other compensation due to its employees and agents for services actually performed;
          (d) liabilities for customer deposits in reasonable amounts obtained in the ordinary course of business; and
          (e) liabilities for taxes not yet due.
     6.12 Liens. Create, assume or suffer to exist any Lien other than Permitted Liens.
     6.13 Expenditures. Make or incur any expenditures (operating or capital expenditure) or incur lease obligations for fixed assets, in excess of the amounts approved by the Lender in the budget previously submitted to the Lender.
     6.14 Changes in Business. Enter into any business that is substantially different from the business currently conducted by the Company.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES THEREFOR
     7.1 Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any Requirement of Law or Government Authority:
          (a) The Company shall fail to make payments when due under the Revolving Loans or other Obligations as required by this Agreement or the other Loan Documents or the Lender does not have a perfected first priority security interest in the Collateral.

          (b) The Company shall fail to perform or observe any other agreement, covenant or obligation arising under this Agreement or the other Loan Documents and such nonperformance or nonobservance shall continue for a period of greater than thirty (30) days.
          (c) Any representation or warranty made by the Company herein, or in any statement or certificate furnished by the Company in connection with the Loan Documents, proves untrue in any material respect as of the date of the issuance or making thereof.
          (d) The Company shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any indebtedness in the aggregate principal amount of Five Thousand Dollars ($5,000) or more, or shall default in the performance or observance of any obligation or condition with respect to any such indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without regard to any required notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness, or any such indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.
          (e) (i) The Company shall commence a voluntary case concerning itself under the Bankruptcy Code; (ii) an involuntary case is commenced against the Company and the petition is not controverted within ten (10) days, or is not dismissed within thirty (30) days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company, or the Company commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company, or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; (iv) any order of relief or other order approving any such case or proceeding is entered; (v) the Company is adjudicated insolvent or bankrupt; (vi) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of thirty (30) days; (vii) the Company makes a general assignment for the benefit of creditors; (viii) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (ix) the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (x) the Company shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; (xi) any corporate action is taken by the Company for the purpose of effecting any of the foregoing.
          (f) Any judgment, writ or warrant of attachment or of any similar post-judgment process in an amount in excess of Five Thousand Dollars ($5,000) shall be entered or filed against the Company or against any of its properties or assets and remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days.
          (g) The death of either of the Principals.

          (h) Either of the Principal’s full-time (in the case of Paul J. Reckwerdt) and part-time (one-half day per week in the case of Dr. Thomas Rockwell Mackie) effort on the development of the Company shall cease for any reason; provided, that Dr. Thomas Rockwell Mackie shall be permitted to retain his existing faculty position at the University of Wisconsin-Madison.
     7.2 Notice to Lender. Upon the occurrence of any condition, event or act described in Section 7.1, the Company shall give written notice thereof to the Lender within five (5) Business Days of receiving knowledge of such condition, event or act.
     7.3 Remedies. Upon the occurrence of any Event of Default, the Lender may, at its option and upon written notice to the Company, declare the Revolving Loans due and payable.
     7.4 Expenses. The Company shall pay to the Lender all reasonable costs and expenses, including without limitation the fees and expenses of counsel, incurred in connection with any Event of Default or the enforcement by the Lender of any of its rights or remedies with respect thereto.
ARTICLE VIII
CONVERSION OF REVOLVING LOANS
     8.1 Mandatory Conversion. Upon the closing of a transaction by the Maturity Date in which (a) the Company receives at least than $2,000,000 cash from one or more Institutional Investors or (b) the Company receives at least $3,000,000 in cash or cash and equipment (of which at least $1,000,000 shall be in cash) from a strategic partner within the Company’s industry (the earlier of such transactions shall be the “Mandatory Conversion”), the Revolving Loans shall automatically be converted into Preferred Shares at the same terms as given to the Institutional Investor, or in the case of the strategic partner at a price equal to $221.42 per share. The Company shall give the Lender written notice of any transaction that would result in a Mandatory Conversion at least thirty (30) days prior to the closing of such transaction.
     8.2 Optional Conversion/Participation Rights. At any time until the Mandatory Conversion or the Maturity Date, whichever occurs first, the Lender has the right, in its sole discretion, of (a) purchasing Preferred Shares at $221.42 per share, up to a maximum amount equal to the sum of (i) the outstanding Revolving Loans (including all interest accrued thereon plus (ii) $750,000 (such sum is the “Participation Amount”) on the terms and conditions set forth in the Term Sheet or (b) investing up to the Participation Amount in the Company at the same price and on the same terms as other participants in any equity financing of the Company (the “Participation Right”). At least thirty (30) days prior to the closing of any transaction that would result in the Company receiving a Participation Right (the “Participation Financing”), the Company shall notify (the “Participation Notice”) the Lender of its right to participate in the Participation Financing. The Lender may elect to exercise its Participation Right by providing the Company with written notice of its intent to participate in the Participation Financing within twenty (20) days after receipt of the Participation Notice. If the Holder elects to invest less than the Participation Amount in any Participation Financing, the Holder shall have the right to invest in future Participation Financings so long as the total amount invested by the Lender under all Participation Financings does not exceed the Participation Amount.
     8.3 Other Option Conversion Rights. In the event that no Person (other than the Lender and the Company’s strategic partners) has made an equity investment in the Company in an amount of at least $1,000,000 on or before May 31, 1999, the Lender shall have the right, in its sole discretion, to purchase up to 14,452 Preferred Shares (less the number of Preferred Shares received by the Lender pursuant to Sections 8.1 and 8.2 of this Agreement) at $221.42 per share on the terms and conditions set forth in the Term Sheet. Options with respect to 25% of the Preferred Shares under this Section 8.3 shall expire on each of June 30, 1999, December 31, 1999, June 30, 2000 and December 31, 2000.
     8.4 Rights to Receive Common Shares.
          (a) Upon the receipt by the Lender of Preferred Shares pursuant to Sections 8.1, 8.2 or 8.3 (collectively, the “Conversion Shares”) the Lender shall have a right (individually, an “Right”, and collectively, the “Rights”) to receive one Common Share, at no cost, for each 2.86 Conversion Shares received by the Lender. The Rights shall be exercisable by the Lender (or the Principals) upon the Triggering Event (as defined below), with respect to each Conversion Share. The “Triggering Event”, with respect to each Conversion Share, shall be the first to occur of the following: (i) a sale of all or substantially all of the Company’s capital stock (including all of the Conversion Shares); (ii) a sale of all or substantially all of the Company’s assets in which the Company received cash and/or securities registered under the Securities Act and promptly distributes such proceeds to its shareholders; or (iii) a registered public offering of the Conversion Shares.
          (b) Upon the Triggering Event, either the Lender or the Principals will be entitled to exercise the Rights received pursuant to Section 8.4(a) in accordance with Sections 8.4(b) — (d). The determination of whether the Lender or the Principals shall be entitled to exercise the Rights is to be determined as follows: (a) one-half of the Rights shall be determined by the value per Conversion Share received by the Lender upon a Triggering Event (the “Share Price Rights”) in accordance with Section 8.4(c); and (b) one-half of the Rights shall be determined by the time between the receipt of the Conversion Shares and the Triggering Event (the “Exit Period Rights”) in accordance with Section 8.4(d).
          (c) The Principals shall be entitled to exercise all of the Share Price Rights if the value received by the Lender upon a Triggering Event (the “Conversion Gain”) is equal to or greater than eight times the amount paid by the Lender for the Conversion Shares. The Lender shall be entitled to exercise all of the Share Price Rights if the Conversion Gain is equal to or less than six times the amount paid by the Lender for the Conversion Shares. If the Conversion Gain is between six times and eight times the amount paid by the Lender for the Conversion Shares, the Principals shall be entitled to exercise that number of Share Price Rights as determined by the following formula: [(((Conversion Gain / price per share paid by the Lender for the Conversion Shares) — 6) / 2) * Total number of Share Price Rights], with the Lender being entitled to exercise the remaining Share Price Rights.
          (d) The Principals shall be entitled to exercise all of the Exit Period Rights if the time between the Triggering Event and the date of receipt of the Conversion Shares (the “Exit Period”) is equal to or less than five years. The Lender shall be entitled to exercise all of the Exit Period Rights if the Exit Period is equal to or greater than seven years. If the Exit Period is between five and seven years, the Principals shall be entitled to exercise that number of Exit Period Rights as determined by the following formula: (((Exit Period — 5) / 2) * Total number of Exit Period Rights), with the Lender being entitled to exercise the remaining Exit Period Rights.
          (e) Notwithstanding anything else in this Agreement to the contrary, this Section 8.4 shall survive the Maturity Date and the payments of all Obligations hereunder.
ARTICLE IX
ADDITIONAL PROVISIONS
     9.1 Expenses.
          (a) The Company agrees to pay promptly all expenses incurred by it in connection with the performance of its obligations hereunder. On the Closing Date, the Company shall pay all of the Lender’s legal fees and expenses, accounting fees and other expenses incurred in connection with this Agreement and the transactions contemplated hereby and any post-closing matters that may be necessary.
          (b) The Company shall pay all governmental charges, stamp, issuance or other taxes that are imposed, rated or determined at any time to be payable under any existing or hereafter adopted federal or other laws in connection with the existence, execution, issuance or delivery of the Transaction Documents, the making of the Revolving Loans or any of the Underlying Shares to be issued to the Lender by the Company.
          (c) In the event of any Default or upon the occurrence of an Event of Default, the Lender, without notice to the Company, and at the Lender’s sole option (but without any obligation) may take such steps as in the Lender’s judgment are necessary or appropriate to correct or remedy any such Default or Event of Default in whole or in part, and all reasonable costs and expenses incurred by the Lender in taking such steps (including reasonable attorneys’ fees and any other sums paid or payable by the Lender to third parties) shall, upon written demand by the Lender, be paid by the Company, with interest thereon (payable on the first day of each calendar month) from the time of incurrence thereof by the Lender at the Default Rate (or the maximum rate otherwise allowed by law) until paid. The commencement of any such action shall not be deemed to be a waiver by the Lender of any remedies to which it is otherwise entitled.

          (d) The Company shall pay promptly all out-of-pocket expenses reasonably incurred by the Lender (including the reasonable fees and disbursements of counsel) in connection with any consent, waiver, modification or amendment relating to this Agreement.
     9.2 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Lender and the Company and their respective successors and assigns, and, except as otherwise expressly provided in any particular provision hereof, any subsequent holder of the Revolving Loans or Underlying Shares.
     9.3 Notices. All communication or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile. Communications or notices shall be delivered personally or by certified or registered mail, return receipt requested and postage prepaid, or by facsimile with evidence of transmission, and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

(a)	if to the Company:	TomoTherapy Incorporated
P.O. Box 8024
Madison, WI 53708-8024
(608) 839-8009
(608) 839-8009 (fax)

	copy to:	Michael E. Skindrud, Esq.
LaFollette Sinykin, LLP
One East Main Street, Suite 500
Madison, WI 53703
(608) 257-3911
(608) 257-0609 (fax)

(b)	if to the Lender:	Venture Investors Early Stage Fund
II Limited Partnership
c/o Venture Investors Management LLC
565 Science Drive (until March 31, 1999)
505 South Rosa Drive (after March 31, 1999)
Madison, WI 53711
(608) 233-3070
(608) 238-5120 (fax)

	with a copy to:	Tod B. Linstroth, Esq.
Michael Best & Friedrich LLP
One South Pinckney Street, Suite 700
Madison, WI 53703
(608) 257-3501
(608) 283-2275 (fax)

     9.4 No Waiver; Remedies Cumulative. No delay on the part of the Lender or any other holder of the Revolving Loans or Underlying Shares in exercising any right, power or privilege under this Agreement or the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement or the other Loan Documents are cumulative and are in addition to all rights or remedies which the Lender and such other holder otherwise may have in law or in equity or by statute or otherwise. Without limiting the generality of the foregoing, nothing in this Agreement or the other Loan Documents shall be deemed to preclude or be in lieu of any right or remedy that either Lender or other holders may have in law or in equity or by statute or otherwise against the Company or any other person based upon any fraud (whether or not the matter to which the fraud related also constitutes an Event of Default hereunder).
     9.5 Amendments and Waivers. Any change or amendment to this Agreement or any waiver hereunder shall be effective only if in writing and signed by the party or parties against whom such change, amendment or waiver is sought to be enforced.
     9.6 Severability. If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect.
     9.7 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     9.8 Governing Law. This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without reference to principles of conflicts of law.
     9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     9.10 Further Assurances. The Company agrees, and shall cause its officers, to execute any other documents or take any other actions reasonably requested by the Lender to fulfill the transactions described in and contemplated by this Agreement.
     9.11 WAIVER OF JURY TRIAL. THE COMPANY AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first written above.

VENTURE INVESTORS EARLY STAGE FUND II LIMITED PARTNERSHIP

By:	Venture Investors Limited Partnership
Its:	General Partner

By:	Venture Investors Management LLC
Its:	General Partner

By:	/s/ Roger H. Ganser

Name:	Roger H. Ganser

Title:	Managing Partner

TOMOTHERAPY INCORPORATED

By:	/s/ Thomas Rockwell Mackie

Name:	Thomas Rockwell Mackie

Title:	President

EXHIBIT A
FORM OF BORROWING REQUEST

EXHIBIT B
FORM OF COLLATERAL ASSIGNMENT

EXHIBIT C
FORM OF GUARANTY

EXHIBIT D
FORM OF NONDISCLOSURE, NONCOMPETITION
AND ASSIGNMENT AGREEMENT

EXHIBIT E
FORM OF REVOLVING NOTE

EXHIBIT F
FORM OF SECURITY AGREEMENT

EXHIBIT G
TERM SHEET FOR INVESTMENT IN PREFERRED SHARES

EXHIBIT H
FORM OF WARRANT